Exhibit 8.2

ONE PORTLAND SQUARE

PORTLAND, MAINE 04112-0586

207-774-4000 — FAX 207-774-7499

www.verrilldana.com

October 29, 2012

Biddeford and Saco Water Company

181 Elm Street

Biddeford, Maine 04005-0304

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special federal income tax counsel to Biddeford and Saco Water Company, a Maine corporation (“BSWC”). This opinion is being delivered to you in connection with a registration statement on Form S-4 (Commission File No. 333-183708, the “Registration Statement”), which includes the Joint Proxy Statement/Prospectus, filed on September 4, 2012 with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Agreement and Plan of Merger, dated as of July 18, 2012, (including the schedules thereto, the “Merger Agreement”) by and among Connecticut Water Service, Inc. (“CWS”), OAC Inc., a Maine corporation and wholly owned subsidiary of CWS (“Merger Sub”) and BSWC. Pursuant to the Merger Agreement, Merger Sub will merge with and into BSWC (the “Merger”) in a transaction in which the existing stockholders of BSWC will receive up to 425,061 shares (the “Shares”) of common stock of CWS, without par value (“CWS Common Stock”) and BSWC will become a wholly-owned subsidiary of CWS. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, refer to sections of the Internal Revenue Code of 1986, as amended (the “Code”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Merger Agreement; (iii) the Amended and Restated Certificate of Incorporation and Bylaws of CWS and the Articles of Incorporation and Bylaws of Merger Sub, each as currently in effect; (iv) certain resolutions adopted by the Board of Directors of CWS and Merger Sub relating to the Merger Agreement, the issuance of the Shares and certain related matters; and (v) the certificate of representation from CWS and Merger Sub and the certificate of representation from BSWC, in each case to each of Verrill Dana LLP and Murtha Cullina LLP, each as furnished pursuant to Section 5.19 of the Merger Agreement (collectively, the “Tax Representation Certificates”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of CWS, Merger Sub and BSWC and such agreements, certificates of public officials, certificates of officers or other representatives of CWS, Merger Sub and

Biddeford and Saco Water Company

October 29, 2012

BSWC or others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. We have made such other investigations of fact and law as we have deemed necessary or appropriate in order to express the opinions hereinafter set forth.

As to matters of fact material to our opinion, we have relied upon, and assumed the accuracy, completeness and genuineness of, the statements of fact contained in the documents we have examined or made to us by officers or employees of BSWC, CWS, and CWS Sub who by reason of their positions would be expected to have knowledge of such facts. We have made no independent investigation of any such facts.

In connection with rendering the opinion, we have further assumed (without any independent investigation or review thereof) that:

(i) All representations, warranties, and statements made or agreed to by CWS, Merger Sub, and BSWC in connection with the Merger, including, but not limited to, (x) those set forth in the Merger Agreement (including the schedules thereto), (y) those set forth in the Registration Statement, and (z) those set forth in the Tax Representation Certificates, are, or will be, true, complete and accurate at all relevant times;

(ii) Any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification;

(iii) All covenants contained in the Merger Agreement (including the schedules thereto) will be performed without waiver or breach of any material provision thereof; and

(iv) The Merger will be consummated in accordance with the Merger Agreement without any waiver, breach or amendment of any provision thereof, and the Merger will be effective and qualify as a statutory merger under applicable Maine law.

This opinion letter is limited to federal income tax laws of the United States and we express no opinion concerning any other law.

Based upon and subject to our examination of the foregoing items and subject to the limitations, qualifications and assumptions set forth herein, the statements in the discussion set forth in the Registration Statement entitled “Material U. S. Federal Income Tax Consequences” insofar as such statements constitute statements of U.S. federal income tax law, represent (subject to the limitations, qualifications, assumptions, and caveats contained therein) our opinion as to the material U.S. federal income tax consequences of the Merger to BSWC Stockholders.

This opinion does not address the various state, local, or foreign tax consequences that may result from the Merger or the other transactions contemplated in the Merger Agreement and does not address any U.S. federal tax consequences of any transaction other than as set forth above. In addition, no opinion is expressed as to any U.S. federal tax consequence of the Merger

Biddeford and Saco Water Company

October 29, 2012

or the other transactions contemplated in the Merger Agreement except as specifically set forth herein or in the Registration Statement, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein or in the Registration Statement.

This opinion only represents our best judgment as to the U.S. federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency, or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations, and published rulings. No assurance can be given that future legislative, judicial, or administrative changes or interpretations would not adversely affect the accuracy of the opinion stated herein.

We assume no obligation to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention with respect to the opinion expressed above, including any changes in applicable law that may hereafter occur.

This opinion is being delivered solely in connection with the filing of the Registration Statement in accordance with the requirements of Regulation S-K. We hereby consent to the reference to our firm under the caption “Material United States Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement and to the reproduction and filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are an “expert” within the meaning of, or are in the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended. Except as provided in this paragraph, this opinion is not to be used, circulated or quoted for any other purpose or otherwise referred to or relied upon by any other person without our express written permission.

Sincerely,

VERRILL DANA, LLP

By:	/s/ Christopher McLoon
Christopher McLoon, Partner

MKG/CSM